Exhibit 10.3

INTERCREDITOR AGREEMENT

(PENHALL)

INTERCREDITOR AGREEMENT (this “Agreement”) dated as of November 1, 2005, by and among the First Lien Agent and the Second Lien Agent (each as defined below).

W I T N E S S E T H:

WHEREAS, PENHALL INTERNATIONAL CORP., an Arizona corporation (“Holdings”), PENHALL COMPANY, a California corporation (“Penhall”), PENHALL LEASING, L.L.C., a California limited liability company (“Penhall Leasing”), CAPITOL DRILLING SUPPLIES, INC., an Indiana corporation (“Capitol Drilling”) and BOB MACK CO., INC., a California corporation  (“Bob Mack” and together with Holdings, Penhall, Penhall Leasing and Capitol Drilling, together with their successors and assigns, including any receiver, trustee or debtor-in-possession, individually a “Borrower” and collectively and jointly and severally, the “Borrowers”), the Credit Parties (as defined therein), the Lenders (as defined therein), and General Electric Capital Corporation, as agent, are parties to an Amended and Restated Credit Agreement, dated as of November 1, 2005 (as amended or otherwise modified from time to time, in accordance with the terms of this Agreement, the “GE Credit Agreement”), pursuant to which such Lenders have made and will from time to time make loans and provide other financial accommodations to the Borrowers;

WHEREAS, Holdings, the Lenders (as defined therein) (together with their successors and assigns, the “Second Lien Lenders”) and Deutsche Bank Trust Company Americas, as agent (the “Second Lien Agent”), are parties to a Second Lien Credit Agreement dated November 1, 2005 (as amended, restated, supplemented or otherwise modified from time to time, in accordance with the terms of this Agreement the “Second Lien Loan Agreement”) pursuant to which the Second Lien Lenders have made or will make certain loans to Holdings;

WHEREAS, the Borrowers and the other Obligors (as hereinafter defined) have granted to the First Lien Agent, a lien on, and security interest in, substantially all of their assets and properties, all as more particularly described in the First Lien Loan Documents;

WHEREAS, the Borrowers and the other Obligors have granted to the Second Lien Creditors a lien on, and security interest in, substantially all of their assets and properties, all as more particularly described in the Second Lien Loan Documents;

WHEREAS, the Second Lien Creditors and the First Lien Creditors wish to set forth their agreement as to certain of their respective rights and obligations with respect to the assets and properties of the Borrowers and the other Obligors and their understanding relative to their respective positions in certain assets and properties of the Borrowers and the other Obligors; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

Section 1.              Definitions.

1.1          General Terms.  As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and the plural forms of the terms defined:

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Borrower” shall have the meaning set forth in the recitals hereof.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Collateral” means all assets and properties of any kind whatsoever, real or personal, tangible or intangible and wherever located, of any Obligor, whether now owned or hereafter acquired, upon which a Lien is now or hereafter granted or purported to be granted by such Person in favor of a Secured Creditor, as security for all or any part of the Obligations.

“Distribution” means, with respect to any indebtedness or obligation, (a) any payment or distribution by any Person of cash, securities or other property, by set-off or otherwise, on account of such indebtedness or obligation or (b) any redemption, purchase or other acquisition of such indebtedness or obligation by any Person.

“Documents” means the First Lien Loan Documents and the Second Lien Loan Documents, collectively.

“Enforcement Action” means (i) any action by any Secured Creditor to foreclose on the Lien of such Person in any Collateral, (ii) any action by any Secured Creditor to take possession of, or sell or otherwise realize upon, or to exercise any other rights or remedies with respect to, any Collateral, including a sale or other disposition after the occurrence of an Event of Default of any Collateral by an Obligor with the consent of, or at the direction of, a Secured Creditor, (iii) the exercise of any right of setoff with respect to, any Collateral of any Obligor or the sale or other disposition of such Collateral and/or (iv) the commencement by any Secured Creditor of any legal proceedings or actions against or with respect to any Collateral of any Obligor to facilitate the actions described in clauses (i), (ii) and (iii) above, including any action to have the automatic stay with respect to any Collateral lifted in any Insolvency Proceeding of an Obligor; provided that the filing of any notice of claim in any Insolvency Proceeding involving an Obligor shall not be deemed to be an Enforcement Action.

“Event of Default” means each “Event of Default” or similar term, as such term is defined in any First Lien Loan Document or any Second Lien Loan Document.

“First Lien Agent” means General Electric Capital Corporation in its capacity as agent for the First Lien Creditors under the First Lien Loan Documents, and its successors and assigns in such capacity (including one or more other agents or similar contractual representatives for one or more lenders that at any time succeeds to or refinances, replaces or substitutes for any or all of the First Lien Loan Obligations at any time and from time to time).

“First Lien Creditors” means the First Lien Agent and the First Lien Lenders, collectively.

“First Lien Default” shall mean any  “Event of Default” under the First Lien Loan Documents , or any condition or event that, after notice or lapse of time or both, would constitute such an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period set forth therein.

“First Lien Lenders” means all lenders from time to time party to the First Lien Loan Documents.

“First Lien Letter of Credit Obligations” means all outstanding obligations incurred by or owing to the First Lien Creditors, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of letters of credit by a First Lien Creditor or another issuer pursuant to the First Lien Loan Documents or the purchase of a participation with respect to any letter of credit, including any unpaid reimbursement obligations in respect thereof.  The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by the First Lien Creditors thereupon or pursuant thereto plus the amount thereof that are reimbursable to the First Lien Creditors in respect of drawings under such letters of credit.

“First Lien Loan Agreement” means (i) the GE Credit Agreement and (ii) each loan or credit agreement evidencing any replacement, substitution, renewal, or refinancing for the Obligations under the GE Credit Agreement which purports to be secured by the Collateral, in each case as the same may from time to time be amended, restated, supplemented, modified, replaced, substituted, renewed or refinanced. in accordance with the terms of this Agreement.

“First Lien Loan Documents” means the First Lien Loan Agreement, all Loan Documents (as such term is defined in the First Lien Loan Agreement) and all other agreements, documents and instruments at any time executed and/or delivered by any Obligor or any other Person with, to or in favor of the First Lien Agent or any First Lien Lender in connection therewith or related thereto, in each case, as amended or otherwise modified from time to time in accordance with the terms of this Agreement.

“First Lien Loans” means any loans or advances outstanding under the First Lien Loan Documents.

“First Lien Loan Obligations” means all obligations, liabilities and indebtedness of every kind, nature and description owing by one or more Borrowers or any other Obligor to the First Lien Creditors evidenced by or arising under the First Lien Loan Documents (including any First Lien Loans and First Lien Letter of Credit Obligations), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses, however evidenced, and whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the First Lien Loan Agreement whether arising before, during or after the commencement of any Insolvency Proceeding with respect to one or more of the Borrowers or any Obligor (and including the payment of any principal, interest, fees, cost, expenses and other amounts which would accrue and become due but for the commencement of such Insolvency Proceeding whether or not such amounts are allowed or allowable in whole or in part in any such Insolvency Proceeding).

“First Lien Loan Termination Date” means the date on which all First Lien Loan Obligations have been Paid in Full.

“GE Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Insolvency Proceeding” means, as to any Obligor, any of the following:  (i) any case or proceeding with respect to such Person under the Bankruptcy Code or any other Federal or State bankruptcy, insolvency, reorganization or other law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of such Obligor, (ii) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Obligor or any of its assets, (iii) any proceeding for liquidation, dissolution or other winding up of the business of such Obligor or (iv) any assignment for the benefit of creditors or any marshalling of assets of such Obligor.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including any conditional sale or title retention arrangement, any capitalized lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Maximum First Lien Principal Amount” means as of any date of determination (x) $61,000,000 minus (y) the sum of all permanent reductions of revolving loan commitments under the First Lien Loan Documents after the date hereof (other than in connection with a refinancing of a like amount of such commitments), provided that each advance of a loan under the First Lien Loan Document and each letter of credit issued under a First Lien Loan Document shall be within the Maximum First Lien Principal Amount if, as of the date of the making of such loan or of such issuance, and immediately after giving effect thereto, the aggregate outstanding principal amount of the First Lien Loan Obligations, including First Lien Letter of Credit Obligations, does not exceed the Maximum First Lien Principal Amount as of the date such loan was made or Letter of Credit was issued.

“Obligations” means the First Lien Loan Obligations and the Second Lien Loan Obligations, collectively.

“Obligor” means each Borrower and each other Person liable on or in respect of the Obligations or that has granted a Lien on any property or assets as collateral for the Obligations, together with such Person’s successors and assigns, including a receiver, trustee or debtor-in-possession on behalf of such Person.

“Paid in Full” shall mean, with respect to any Obligations, that:  (a) all of such Obligations (other than contingent indemnification obligations not yet due and payable) have been indefeasibly paid, performed or discharged in full (with all such Obligations consisting of monetary or payment obligations having been paid in full in cash or cash equivalents acceptable to the First Lien Lenders), (b) no Person has any further right to obtain any loans, letters of credit, bankers’ acceptances, or other extensions of credit under the documents relating to such Obligations, and (c) any and all letters of credit, bankers’ acceptances or similar instrument issued under such documents have been cancelled and returned (or, to the extent permitted by the applicable First Lien Loan Documents, backed by stand-by guarantees or cash collateralized) in accordance with the terms of such documents.

“Permitted Collateral Sale” means (i) any sale or other disposition of Collateral permitted under the First Lien Loan Agreement as in effect on the date hereof and (ii) any other sale or other disposition of Collateral permitted by the First Lien Creditors having a sales price not exceeding $1,000,000 in the aggregate in any fiscal year.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, association, joint-stock company, trust, unincorporated organization, joint venture, governmental authority or other regulatory body.

 “Purchase Notice” shall have the meaning set forth in Section 6.1.

“Release Documents” shall have the meaning set forth in Section 3.5.

“Release Event” means, with respect to any Collateral, the occurrence and continuance of an Event of Default and the taking of any Enforcement Action by the First Lien Creditors against such Collateral or, after the occurrence and during the continuance of an Insolvency Proceeding by or against any Obligor, the entry of an order of the Bankruptcy Court pursuant to Section 363 of the Bankruptcy Code authorizing the sale of such Collateral.

“Second Lien Agent” shall have the meaning set forth in the recitals hereto and shall include its successors and assigns (including one or more other agents or similar contractual representatives for one or more lenders that at any time succeeds to or refinances, replaces or substitutes for any or all of the Obligations under the Second Lien Loan Agreement at any time and from time to time).

“Second Lien Creditors” means the Second Lien Agent and the Second Lien Lenders.

“Second Lien Lenders” shall have the meaning set forth in the recitals hereto and shall include all lenders from time to time party to the Second Lien Loan Documents.

“Second Lien Loan Agreement” shall have the meaning set forth in the recitals hereto and shall include each loan or credit agreement evidencing any replacement, substitution, renewal, or refinancing for the Obligations under the Second Loan Agreement in accordance with the terms of this Agreement which purports to be secured by the Collateral, in each case as the same may from time to time be amended, restated, supplemented, modified, replaced, substituted, renewed or refinanced. in accordance with the terms of this Agreement.

“Second Lien Loan Default Notice” means with respect to any Event of Default under the Second Lien Loan Documents, a written notice from the Second Lien Creditors to the First Lien Agent describing such Event of Default in reasonable detail.

“Second Lien Loan Documents” means the Second Lien Loan Agreement, all Loan Documents (as such term is defined in the Second Lien Loan Agreement) and all other agreements, documents and instruments at any time executed and/or delivered by any Obligor or any other Person with, to or in favor of the Second Lien Creditors in connection therewith or related thereto, in each case, as amended or otherwise modified from time to time in accordance with the terms of this Agreement.

“Second Lien Loan Obligations” means all obligations, liabilities and indebtedness of every kind, nature and description owing by one or more Borrowers or any other Obligor to one or more of Second Lien Creditors evidenced by or arising under one or more of the Second Lien Loan Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or un-liquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Second Lien Loan Agreement, whether arising before, during or after the commencement of any Insolvency Proceeding with respect to any Obligor (and including the payment of interest which would accrue and become due but for the commencement of such Insolvency Proceeding, whether or not such interest is allowed or allowable in whole or in part in any such Insolvency Proceeding).

 “Secured Creditors” means the First Lien Creditors and the Second Lien Creditors, collectively.

“Standstill Period” means the period during which the Second Lien Creditors are not permitted to take Enforcement Action under Section 4.1 commencing on the date of the occurrence of an Event of Default under the Second Lien Loan Agreement and ending (subject to the final proviso to Section 4.1), upon the date which is 120 days after the First Lien Agent has received a Second Lien Loan Default Notice with respect to such Event of Default.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of any Secured Creditors’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

1.2          Certain Matters of Construction.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and section references are to this Agreement unless otherwise specified.  For purposes of this Agreement, the following additional rules of construction shall apply: (i) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter; (ii) the term “including” shall not be limiting or exclusive, unless specifically indicated to the contrary; (iii) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and (iv) unless otherwise specified, all references to any instruments or agreements, including references to any of this Agreement and the Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof, in each case, made in accordance with the terms hereof.

Section 2.              No New Liens.

2.1          So long as the First Lien Loan Obligations have not been Paid in Full, the Borrowers agree that no Obligor shall (i) grant or permit any additional Liens on any asset or property to secure any Second Lien Loan Obligation unless (and the Second Lien Agent and each Second Lien Lender shall not accept any such Lien unless) such Obligor has granted a Lien on such asset or property to secure the First Lien Loan Obligations and (ii) grant or permit any additional Liens on any asset or property to secure any First Lien Loan Obligation unless (and the First Lien Agent and each First Lien Lender shall not accept any such Lien unless) such Obligor has granted a Lien on such asset or property to secure the Second Lien Loan Obligations.  To the extent that the foregoing provisions of this Section 2.1 are not complied with for any reason, without limiting any other rights and remedies available to the First Lien Agent and/or First Lien Lenders, Second Lien Agent on behalf of itself and the Second Lien Lenders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted to any of them in contravention of this Section 2.1 shall be subject to Section 3.4.

2.2          Similar Liens and Agreements.  The parties hereto agree that it is their intention that the Collateral securing the First Lien Loan Obligations and the Collateral securing the Second Lien Loan Obligations be identical.  In furtherance of the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:

(a)  upon request by the First Lien Agent or the Second Lien Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Collateral securing the First Lien Loan Obligations or Collateral securing the Second Lien Loan Obligations and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Loan Credit Documents and the Second Lien Loan Documents; and

(b)  that the documents and agreements creating or evidencing the Collateral securing the First Lien Loan Obligations and the Collateral securing the Second Lien Loan Obligations shall be in all material respects the same forms of documents other than with respect to the respective priorities thereof and the nature of the Obligations thereunder, it being understood that the First Lien Agent shall have exclusive control over all lockbox accounts, deposit accounts and securities entitlements until the First Lien Loan Obligations have been Paid in Full.

Section 3.              Security Interests; Priorities.

3.1          Priorities.  Each Secured Creditor hereby acknowledges that other Secured Creditors have been granted Liens upon the Collateral to secure their respective Obligations.  The Liens of the First Lien Agent on the Collateral, to the extent that such Liens secure the First Lien Loan Obligations, have and shall be senior and prior in right to the Liens of the Second Lien Creditors on the Collateral, and such Liens of the Second Lien Creditors on the Collateral are and shall be junior and subordinate to the Liens of the First Lien Agent, to the extent that such Liens secure the First Lien Loan Obligations.  The priorities of the Liens provided in this Section 3.1 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, replacement or refinancing of any of the Obligations, nor by any action or inaction which any of the Secured Creditors may take or fail to take in respect of the Collateral.

3.2          No Alteration of Priority.  The priorities set forth in this Agreement are applicable irrespective of the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a Lien in favor of each Secured Creditor in any Collateral, and notwithstanding any conflicting terms or conditions which may be contained in any of the Documents.  Each First Lien Creditor agrees not to enter in any agreement with another creditor of any Borrower or any Obligor to subordinate the Lien of First Lien Creditors in any Collateral under the First Lien Loan Documents to the Lien of such other creditor in the Collateral, or to subordinate the right of the First Lien Creditors to the payment of the First Lien Loan Obligations to the payment of the indebtedness or claim of any other creditor of any Borrower or any Obligor, in each case without the prior written consent of Second Lien Creditors other than in connection with bailee, landlord, control, consignment and similar third parties letters that do not involve subordination to liens securing indebtedness for borrowed money.

3.3          Perfection.  Subject to Section 4.4, each Secured Creditor shall be solely responsible for perfecting and maintaining the perfection of its Lien in and to each item constituting the Collateral in which such Secured Creditor has been granted a Lien.  The foregoing provisions of this Agreement are intended solely to govern the respective Lien priorities as among the Secured Creditors and shall not impose on any Secured Creditor any obligations in respect of the disposition of proceeds of any Collateral that would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.  Whether or not an Insolvency Proceeding is continuing, each Secured Creditor agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of any or all of the First Lien Loan Obligations or Second Lien Loan Obligations or any Liens securing the First Lien Loan Obligations or Second Lien Loan Obligations.

3.4          Proceeds of Collateral.  Subject to Section 3.1, all proceeds of the Collateral received by any Second Lien Creditor in connection with or pursuant to an Enforcement Action shall be forthwith paid over, in the funds and currency received, to the First Lien Agent for application to the First Lien Loan Obligations (except as otherwise required by law or court order).  Subject to Section 3.1,all proceeds of the Collateral received by any First Lien Creditor after the First Lien Loan Termination Date shall be forthwith paid over, in the funds and currency received, to the Second Lien Creditors for application to the Second Lien Loan Obligations.

3.5          Release of Collateral Upon Permitted Collateral Sale.  The Second Lien Creditors shall at any time in connection with any Permitted Collateral Sale:  (i) upon the request of the First Lien Agent with respect to the Collateral subject to such Permitted Collateral Sale, release or otherwise terminate its Liens on such Collateral; (ii) deliver such terminations of financing statements, partial lien releases, mortgage satisfactions and discharges, endorsements, assignments or other instruments of transfer, termination or release (collectively, “Release Documents”) and take such further actions as the First Lien Agent shall reasonably require in order to release and/or terminate such Second Lien Creditor’s Liens on the Collateral subject to such Permitted Collateral Sale; provided that if the closing of the sale or disposition of the Collateral is not consummated, the First Lien Agent shall promptly return all Release Documents to such Second Lien Creditor; and (iii) be deemed to have consented under the Second Lien Loan Documents to such sale or other disposition free and clear of such Second Lien Creditor’s security interest, it being understood that such Second Lien Creditor still, but subject to this Agreement, has rights with respect to the proceeds of such Collateral (and waived any provision of the Second Lien Loan Documents to the extent such transaction would be otherwise prohibited under such provision).

3.6          Release of Collateral Upon Release Event.  Each Second Lien Creditor shall, at any time in connection with a Release Event with respect to any Collateral:  (i) upon the request of the First Lien Agent with respect to the Collateral subject to such Release Event (which request will specify the proposed terms of the sale and the type and amount of consideration expected to be received in connection therewith), release or otherwise terminate its Liens on such Collateral, to the extent such Collateral is to be sold or otherwise disposed of either by (A) the First Lien Agent or its agents or representatives, or (B) any Obligor with the consent of the First Lien Creditors; (ii) be deemed to have consented under the Second Lien Loan Documents to such sale or other disposition free and clear of such Second Lien Creditor’s security interest, it being understood that such Second Lien Creditor still, but subject to this Agreement, has rights with respect to the proceeds of such Collateral (and waived the provisions of the Second Lien Loan Documents to the extent necessary to permit such transaction); and (iii) deliver such Release Documents and take such further actions as First Lien Agent may reasonably require in connection therewith; provided that, (A) such release by the Second Lien Creditors shall not extend to or otherwise affect any of the rights of the Second Lien Creditors to the proceeds from any such sale or other disposition of Collateral, (B) the First Lien Creditors shall promptly apply such proceeds to permanently repay the First Lien Loan Obligations until the same have been Paid in Full, (C) after such application, the First Lien Agent shall, subject to Section 3.1,  promptly deliver any excess proceeds from such sale or disposition of such Collateral to the Second Lien Agent for application to the Second Lien Loan Obligations or as otherwise required under applicable law or as a court of competent jurisdiction may direct and (D) no such release and/or authorization documents shall be delivered (1) to any Obligor or (2) less than two or more than 10 Business Days prior to the date of the closing of the sale or disposition of such Collateral, provided further that if the closing of the sale or disposition of the Collateral subject to such Release Event is not consummated, the First Lien Agent shall promptly return all Release Documents to such Second Lien Creditor.

3.7          Power of Attorney.  The Second Lien Agent, on behalf of each Second Lien Creditor, hereby irrevocably constitutes and appoints the First Lien Agent and any officer of First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Second Lien Agent and in the name of the Second Lien Agent or in the First Lien Agent’s own name, from time to time in the First Lien Agent’s discretion, for the purpose of carrying out the terms of Sections 3.5 and 3.6 hereof, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of such Section, including any Release Documents, and, in addition, to take any and all other appropriate and commercially reasonable action for the purpose of carrying out the terms of such Sections.  Each Second Lien Creditor hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in this Section 3.7.  No Person to whom this power of attorney is presented, as authority for First Lien Agent to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from any Second Lien Creditor as to the authority of First Lien Agent to take any action described herein, or as to the existence of or fulfillment of any condition to this power of attorney, which is intended to grant to First Lien Agent unconditionally the authority to take and perform the actions contemplated herein.  Each Second Lien Creditor irrevocably waives any right to commence any suit or action, in law or equity, against any Person which acts in reliance upon or acknowledges the authority granted under this power of attorney.

3.8          Waiver.  Each Secured Creditor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations under the First Lien Loan Documents or the Second Lien Loan Documents and notice of or proof of reliance by the First Lien Creditors or the Second Lien Creditors upon this Agreement and protest, demand for payment or notice except to the extent otherwise specified herein.  Each Secured Creditor acknowledges and agrees that the other Secured Creditors have relied upon the lien priority and other provisions hereof in entering into the Documents and in making funds available to the Borrowers thereunder.

3.9          Notice of Interest In Collateral.  This Agreement is intended, in part, to constitute an authenticated notification of a claim by each Secured Creditor to the other Secured Creditors of an interest in the Collateral in accordance with the provisions of Sections 9-611 and 9-621 of the Uniform Commercial Code.

Section 4.              Enforcement of Security.

4.1          Management of Collateral.  Subject to the other terms and conditions of this Agreement, the First Lien Creditors shall have the exclusive right to manage, perform and enforce the terms of the Documents with respect to the Collateral, to exercise and enforce all privileges and rights thereunder according to their discretion and the exercise of their sole business judgment, including the exclusive right to take or retake control or possession of the Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate the Collateral and to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction.  In conducting any public or private sale under the Uniform Commercial Code, the First Lien Agent shall give the Second Lien Agent such notice of such sale as may be required by the applicable Uniform Commercial Code; provided, however, that 10 days’ notice shall be deemed to be commercially reasonable notice.  Except as specifically provided in this Section 4.1 below, notwithstanding any rights or remedies available to an Second Lien Creditor under any of the Second Lien Loan Documents, applicable law or otherwise, no Second Lien Creditor shall, directly or indirectly, take any Enforcement Action; provided, further, that subject at all times to the provisions of Section 3, upon the expiration of the Standstill Period, the Second Lien Creditors may take any Enforcement Action with respect to any Collateral, but only so long as the First Lien Creditors are not pursuing diligently in good faith an Enforcement Action with respect to such Collateral, or diligently attempting in good faith to vacate any stay prohibiting an Enforcement Action with respect to such Collateral; provided, further, that notwithstanding the foregoing, nothing contained in this Section 4.1 shall prohibit or limit the right of the Second Lien Creditors, or any one or more of them, from accelerating the Second Lien Loan Obligations in accordance with the Second Lien Loan Documents.  Subject at all times to the provisions of Section 3 and to the preceding sentence, if any Second Lien Creditor commences any Enforcement Action to enforce its Lien on all or any material portion of the Collateral in accordance with the terms of this Agreement, and is diligently pursuing in good faith such Enforcement Action, the First Lien Creditors shall not take any Enforcement Action of a similar nature with respect to such Collateral.  Until the First Lien Loan Termination Date, subject to the rights of the Obligors, the First Lien Agent shall have (i) the exclusive right to adjust settlement of any insurance policy covering the Collateral and to approve any award in any condemnation or similar proceeding affecting the Collateral, (ii) the right to receive all proceeds of such policies and awards, and (iii) the right to endorse the name of the Second Lien Agent on any checks or other items of payment evidencing such proceeds.

4.2          Notices of Default.  Each Secured Creditor shall give to the other Secured Creditors (or the agent therefor) concurrently with the giving thereof to any Obligor (i) a copy of any written notice by such Secured Creditor of an Event of Default under any of its Documents or a written notice of demand for payment from any Obligor, and (ii) a copy of any written notice sent by such Secured Creditor to any Obligor stating such Secured Creditor’s intention to exercise any material enforcement rights or remedies against such Obligor, including written notice pertaining to any foreclosure on all or any material part of the Collateral or other judicial or non-judicial remedy in respect thereof, and any legal process served or filed in connection therewith; provided that the failure of any Secured Creditor to give such required notice shall not result in any liability to such Secured Creditor or affect the enforceability of any provision of this Agreement, including the relative priorities of the Liens of the Secured Creditors as provided herein, and shall not affect the validity or effectiveness of any such notice as against any Obligor.  Each of First Lien Agent and Second Lien Creditors will provide such information as it may have to the other as the other may from time to time reasonably request concerning the status of the exercise of any Enforcement Action and First Lien Agent and Second Lien Creditors shall be available on a reasonable basis during normal business hours to review with each other alternatives available in exercising such rights, including, but not limited to, advising each other of any offers which may be made from time to time by prospective purchasers of the Collateral, provided, that, the failure of any party to do any of the foregoing shall not affect the relative priorities of First Lien Agent’s or Second Lien Creditor’s respective Liens as provided herein or the validity or effectiveness of any notices or demands as against any Borrower or any Obligor.  Each Borrower and Obligor hereby consents and agrees to each Secured Creditor providing any such information to the other Secured Creditors and to such actions by the Secured Creditors and waive any rights or claims against any Secured Creditors arising as a result of such information or actions.

4.3          Permitted Actions.  Section 4.1 shall not be construed to limit or impair in any way the right of:  (i) any Secured Creditor to bid for or purchase Collateral at any private or judicial foreclosure upon such Collateral initiated by any Secured Creditor, (ii) any Secured Creditor to join (but not control) any foreclosure or other judicial lien enforcement proceeding with respect to the Collateral initiated by another Secured Creditor for the sole purpose of protecting such Secured Creditor’s Lien on the Collateral, so long as it does not delay or interfere with the exercise by such other Secured Creditor of its rights under this Agreement, the Documents and under applicable law, (iii) the Second Lien Creditors to receive any remaining proceedings of Collateral after the First Lien Loan Obligations have been Paid in Full and (iv) any Second Lien Creditor from (w) taking any action (not adverse to the prior Liens on the Collateral securing the First Lien Loan Obligations) or the rights of any First Lien Creditor to exercise remedies in respect of such Liens in order to preserve or protect its Lien on Collateral, (x) filing any necessary responsive or defensive pleading in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Creditors, including, without limitation, any such claims secured by the Collateral, (y) filing any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Obligors arising under with the Bankruptcy Code or other applicable law, in each case, in accordance with the terms of this Agreement or (z) filing any proof of claim and other filings and making arguments and motions that are, in each case, in accordance with the terms of this Agreement.

4.4          Collateral In Possession.

(a)           In the event that the First Lien Agent (i) takes possession of or has “control” (as such term is used in the Uniform Commercial Code as in effect in each applicable jurisdiction) over any Collateral for purposes of perfecting its Lien therein or (ii) is named as the sole lien holder on any certificate of title for any vehicle owned by any Obligor, the First Lien Agent shall be deemed to be holding such Collateral or named as such lien holder, as agent for the Secured Creditors, including the Second Lien Creditors, solely for purposes of perfection of its Lien under the Uniform Commercial Code or comparable applicable law; provided that, absent gross negligence or willful misconduct on the part of the First Lien Agent, the First Lien Agent shall not have any duty or liability of any kind whatsoever in connection with such possession or control or being named as such lienholder, including, without limitation, to protect or preserve any rights pertaining to any of the Collateral for the Second Lien Creditors and each Second Lien Creditor hereby acknowledges that in its capacity as such agent, in its capacity as a secured party under the security interest granted below in this paragraph (a), and in its capacity as lienholder for the Second Lien Lenders on any such certificate of title, the First Lien Agent is entitled to indemnification by the Second Lien Lenders under the terms of the GE Credit Agreement as in effect on the date hereof to the same extent as the “Agent” (as such term is defined therein as of the date hereof) and each Second Lien Creditor hereby waives and releases the First Lien Agent from all claims and liabilities arising pursuant to its role as such representative, except for claims and liabilities arising from gross negligence or willful misconduct as finally determined pursuant to a final order of a court of competent jurisdiction.  In order to secure the prompt payment and performance of the Second Lien Loan Obligations, each Obligor hereby grants to the First Lien Agent, as agent for the Second Lien Agent, a security interest in all right, title and interest of such Obligor in, to and under all vehicles for which a certificate or title has been or at any time may be issued, now owned or hereafter acquired by such Obligor.  The Second Lien Agent irrevocably agrees to perform all duties and discharge all obligations of the First Lien Agent in the First Lien Agent’s capacity as such secured party (other than furnishing such titles and signing any documents pertaining to any such certificates of title that can be signed only by the First Lien Agent) and each Obligor acknowledges that all such duties and obligations shall be performed by the Second Lien Agent and to the extent permitted by applicable law that such Obligor will not seek performance of any such duties and obligations from the First Lien Agent.  All costs and expenses incurred by the First Lien Agent in its capacity as such secured party shall be paid on demand by the Obligors, jointly and severally, and failing such payment by the Second Lien Lenders (and upon request in connection with any such costs and expenses, Second Lien Agent shall provide to the First Lien Agent names and contact information for all Second Lien Lenders).  Such grant creates a security interest wholly separate from the security interest in such titled vehicles granted to the First Lien Agent in the First Lien Loan Documents as security for the First Lien Loan Obligations.  Upon the First Lien Loan Termination Date, at the cost and expense of the Obligors, all certificates of title naming First Lien Agent shall be re-submitted in order to remove the First Lien Agent and (if any Second Lien Loan Obligations are then outstanding) to name solely the Second Lien Agent thereon (it being understood that the First Lien Agent shall continue to hold the security interest granted pursuant to this Section 4.4(a) until such titles are so amended). Subject to Section 3.1, promptly following the First Lien Loan Termination Date, the First Lien Agent shall, upon the request of the Second Lien Agent, (i) deliver the remainder of the Collateral, if any, in its possession to the designee of the Second Lien Agent or as otherwise required under applicable law or as a court of competent jurisdiction may direct, in any case without representation or warranty of any kind and without recourse and (ii) shall deliver any notices contemplated by any deposit account control agreement, delivery of which transfers exclusive control rights to the Second Lien Agent.  The First Lien Agent makes no representation or warranty that any Lien securing the Second Lien Loan Obligations intended to be perfected by the provisions of this Section 4.4(a) will be perfected.  Nothing contained in this Section 4.4(a) shall limit or restrict in any way the rights of the First Lien Agent to deal with any Collateral referred to in this Section 4.4(a) as permitted by the First Lien Loan Documents and without regard to any rights of the Second Lien Creditors in such Collateral except as provided in the immediately preceding sentence.

(b)           In the event that any Second Lien Creditor takes possession of or has “control” (as such term is used in the Uniform Commercial Code as in effect in each applicable jurisdiction) over any Collateral for purposes of perfecting its Lien therein, such Second Lien Creditor shall be deemed to be holding such Collateral as agent for the Secured Creditors, including the First Lien Creditors, solely for purposes of perfection of its Lien under the Uniform Commercial Code or comparable applicable law; provided that such Second Lien Creditor shall not have any duty or liability whatsoever to protect or preserve any rights pertaining to any of the Collateral for the First Lien Creditors, and each First Lien Creditors hereby waives and releases the Second Lien Creditors from all claims and liabilities arising pursuant to its role as such agent, except for claims and liabilities arising from gross negligence or willful misconduct as finally determined pursuant to a final order of a court of competent jurisdiction.  The Second Lien Agent makes no representation or warranty that any Lien securing the First Lien Loan Obligations intended to be perfected by the provisions of this Section 4.4(b) will be perfected.  Nothing contained in this Section 4.4(b) shall limit or restrict in any way the rights of the Second Lien Agent to deal with any Collateral referred to in this Section 4.4(b) as permitted by the Second Lien Loan Documents and the other provisions of this Agreement.

(c)           It is understood and agreed that this Section 4.4 is intended solely to assure continuous perfection of the Liens granted under the applicable Documents, and nothing in this Section 4.4 shall be deemed or construed as altering the priorities or obligations set forth elsewhere in this Agreement.

4.5          Waiver of Marshalling and Similar Rights.  Each Secured Creditor, to the fullest extent permitted by applicable law, waives as to each other Secured Creditor any requirement regarding, and agrees not to demand, request, plead or otherwise claim the benefit of, any marshalling, appraisement, valuation or other similar right that may otherwise be available under applicable law.

4.6          Titled Vehicles.  The First Lien Agent, the Second Lien Agent and the Obligors each agree that until the First Lien Loan Termination Date and the re-issuance of titles with respect to titled vehicles constituting Collateral as contemplated by Section 4.4(a), each certificate of title with respect to any titled vehicle constituting part of the Collateral shall, except as provided in the following proviso, name the First Lien Agent as secured party and such notation shall be intended to perfect the security interest of the First Lien Agent for the benefit of the First Lien Secured Parties and the security interest of the First Lien Agent as agent for the Second Lien Agent (for the benefit of the Second Lien Agent and the Second Lien Lenders) granted pursuant to Section 4.4(a) hereof in such titled vehicles; provided, that unless the Second Lien Agent determines that the notation of the Second Lien Agent as a secured party in addition to the First Lien Agent is not required in the States of Arizona and Minnesota or any other State which reserves an area on certificates of title specifically for the entry of the name of a second lien creditor (any such State being referred to as a “Separate Title State”) in order to perfect the security interest for the benefit of Second Lien Agent and the Second Lien Lenders, then for so long as such separate notation is permitted under applicable law, the Obligors at their sole cost and expense shall cause (and the First Lien Agent shall execute at the cost and expense of the Obligors such documents as may be necessary to cause) Second Lien Agent’s security interest to be separately noted on each certificate of title as a second priority lien (while retaining the notation of the First Lien Agent as the first priority lien) under the laws of the applicable Separate Title State governing titled vehicles constituting part of the Collateral.  Until the First Lien Loan Termination Date, each Obligor that submits to any governmental agency or authority (i) any request for issuance in the name of any Obligor any certificate of title for any vehicle included in the Collateral or (ii) any certificate of title for a vehicle included in the Collateral for notation on such certificate of title of a lien, shall request that the Lien of the First Lien Agent be noted on such certificate of title, either as the sole lien-holder or, to the extent that the lien of the Second Lien Agent is to be separately noted on such certificate of title in accordance with the foregoing provisions of this Section 4.6 or as requested by the Second Lien Agent in accordance with the Second Lien Loan Documents, as the first priority lien with the lien of the Second Lien Agent being noted on such certificate of title as the second priority lien.

Section 5.              Covenants

5.1          Amendment of First Lien Loan Documents.  The First Lien Creditors may at any time and from time to time and without consent of or notice to any Second Lien Creditor, without incurring any liability to any Second Lien Creditor and without impairing or releasing any rights or obligations hereunder or otherwise, amend, restate, refinance, refund, replace supplement or otherwise modify any or all of the First Lien Documents; provided however, that without the consent of the Second Lien Creditors, the First Lien Creditors shall not amend, restate, refinance, refund, replace supplement or otherwise modify any or all of the First Lien Documents to (i) increase the interest rates on the First Lien Loan Obligations to an amount greater than 3.0% per annum above the rates as are in effect on the date hereof (excluding, without limitation, fluctuations in underlying rate indices and imposition of a default rate of 2% per annum) (i) change the final maturity date of the First Lien Loan Obligations to a date later than November 1, 2010, (iii) increase the principal amount of the First Lien Loan Obligations in excess of the Maximum First Lien Principal Amount, other than as a result of the capitalization of accrued interest and expenses, (iv) modify or add any covenant or event of default under the First Lien Documents which directly restricts one or more Obligors from making payments under the Second Lien Loan Documents which would otherwise be permitted under the First Lien Documents as in effect on the date hereof or (v) modify in a manner adverse to the Obligors, any right contained in the GE Credit Agreement as of the date hereof, to refinance the Second Lien Loan Obligations.

5.2          Amendments to Second Lien Loan Documents.  Until the First Lien Loan Obligations have been Paid in Full, and notwithstanding anything to the contrary contained in the Second Lien Loan Documents, the Second Lien Creditors shall not, without the prior written consent of the First Lien Agent, agree to any amendment, modification or supplement to the Second Lien Loan Documents or any refinancing of the Second Lien Loan Documents that that would (i) increase the interest rates on the Second Lien Loan Obligations to an amount greater than 3.0% per annum above the rates as are in effect on the date hereof (excluding, without limitation, fluctuations in underlying rate indices and imposition of a default rate of 2% per annum, (ii) shorten the maturity or weighted average life to maturity of the Second Lien Loan Obligations, (iii) increase the amount of the Second Lien Loan Obligations (other than through the addition to principal of capitalized interest and expenses), or (iv) change any requirement as to prepayment of the Second Lien Loan Obligations that would increase the amount of any required prepayment under the Second Lien Loan Documents, create a new prepayment requirement or move to an earlier date any prepayment requirement under the Second Lien Loan Documents, or (v) add or make more restrictive any covenants, agreements, or events of default under the Second Lien Loan Documents.

5.3          Enforcement Actions by Second Lien Creditors; Prepayments.

(a)           The Second Lien Creditors shall give the First Lien Agent at least five (5) Business Days’ written notice prior to taking any Enforcement Action, which notice may be given during the pendency of any Standstill Period.

(b)           Except as otherwise permitted by this Agreement or the terms of the First Lien Loan Documents as in effect at such time, without the prior written consent of the First Lien Agent, no Second Lien Creditor will take, demand or receive from any Obligor any payment or prepayment of principal of the Second Lien Loan Obligations that is not permitted under the terms of the GE Credit Agreement as in effect on the date hereof, provided, however that notwithstanding the foregoing, the Second Lien Agent and any Second Lien Lenders payment may receive payments of principal, premium, interests, fees and other amounts due under the Second Lien Loan Documents and so permitted so long as such receipt is not the direct or indirect result of the enforcement or exercise by the Second Lien Agent or any Second Lien Lender of rights or remedies as a secured creditor (including any right of setoff) or enforcement in contravention of this Agreement of any Lien in favor of the Second Lien Creditors..

Section 6.              Second Lien Creditors Purchase Option.

6.1          Purchase Notice.  Upon the Second Lien Creditors’ receipt of a notice from First Lien Agent (the “Agent’s Notice”) that First Lien Agent has accelerated the First Lien Loan Obligations (which the First Lien Agent agrees to give promptly following any such acceleration), the Second Lien Creditors shall have the option to purchase all of the First Lien Loan Obligations owing to the First Lien Lenders from the First Lien Lenders by giving a written notice (the “Purchase Notice”) to the First Lien Agent no later than the fifth Business Day after receipt by the Second Lien Creditors of the Agent’s Notice.  The Purchase Notice from the Second Lien Creditors to the First Lien Agent shall be irrevocable.

6.2          Purchase Option Closing.  On the date specified by the Second Lien Creditors electing to exercise such option in the Purchase Notice (which shall not be less than three (3) Business Days nor more than five (5) Business Days, after the receipt by the First Lien Agent of the Purchase Notice), the First Lien Lenders shall sell to the Second Lien Creditors, and the applicable Second Lien Creditors shall purchase from the First Lien Lenders, the First Lien Loan Obligations owing to the First Lien Lenders, and during such period, the First Lien Creditors shall not take any Enforcement Action (other than acceleration of any or all of the First Lien Loan Obligations and exercise of control over Obligors’ depository accounts).

6.3          Purchase Price.  Such purchase and sale shall be made by execution and delivery by the applicable Secured Creditors of an Assignment Agreement in the form attached to the First Lien LoanAgreement.  Upon the date of such purchase and sale, the Second Lien Creditors shall (i) pay to the First Lien Agent for the benefit of the First Lien Lenders as the purchase price therefor the sum of (a) the full amount of all the First Lien Loan Obligations then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses) plus (b) any early termination fee, prepayment fee or other similar fee payable pursuant to the First Lien Loan Agreement (calculated as if the First Lien Loan Obligations were repaid in full by the Obligors at such time), (ii) furnish cash collateral to the First Lien Agent with respect to the outstanding First Lien Letter of Credit Obligations in such amounts as are required under the First Lien Loan Agreement, and (iii) agree to reimburse the First Lien Creditors for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any checks or other payments provisionally credited to the First Lien Loan Obligations, and/or as to which the First Lien Creditors have not yet received final payment.  Such purchase price and cash collateral shall be remitted by wire transfer of immediately available funds to such bank account of the First Lien Agent in New York, New York, as the First Lien Agent may designate in writing to the Second Lien Agent for such purpose.  Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Second Lien Creditors to the bank account designated by the First Lien Agent are received in such bank account prior to 1:00 p.m., New York City time and interest shall be calculated to and including such Business Day if the amounts so paid by the Second Lien Creditors to the bank account designated by the First Lien Agent are received in such bank account later than 1:00 p.m., New York City time.

6.4          Nature of Sale.  Such purchase and sale shall be expressly made without representation or warranty of any kind by the First Lien Creditors as to the First Lien Loan Obligations or otherwise and without recourse to the First Lien Creditors, except for representations and warranties as to the following:  (i) the amount of the First Lien Loan Obligations being purchased (including as to the principal of and accrued and unpaid interest on such First Lien Loan Obligations, fees and expenses thereof), (ii) that the First Lien Lenders own the First Lien Loan Obligations free and clear of any Liens, and (iii) each First Lien Lender has the full right and power to assign its First Lien Loan Obligations and such assignment has been duly authorized by all necessary corporate action by such First Lien Lender.

Section 7.              Bankruptcy Matters.

7.1          Relief from the Automatic Stay.  Until the First Lien Loan Termination Date, the Second Lien Agent, on behalf of itself and the Second Lien Creditors, agrees that none of them shall seek (or support any other Person (other than the First Lien Agent) seeking) reflief from the automatic say or any other stay in any Insolvency Proceeding in respect of the Collateral, without the prior written consent of the First Lien Agent.

7.2          Post Petition Financing.

(a)           If any Obligor or Obligors shall become subject to a case under the Bankruptcy Code and such Obligor or Obligors as debtor(s)-in-possession (or a trustee appointed on behalf of such Obligor or Obligors) shall move for either (x) approval of financing (“DIP Financing”) to be provided by one or more of the First Lien Creditors under Section 364 of the Bankruptcy Code or (y) the use of cash collateral with the consent of the First Lien Creditors under Section 363 of the Bankruptcy Code, subject to Section 7.2(b), the Second Lien Creditors agree as follows:  (a) adequate notice to Second Lien Creditors for such financing or use of cash collateral shall be delivered to the Second Lien Creditors if the Second Lien Creditors receives notice two (2) Business Days prior to the entry of the order approving such financing or use of cash collateral, (b) such financing (including any First Lien Loan Obligations which arose prior to the Insolvency Proceeding) may be secured by Liens on all or a part of the assets of the Obligors which shall be superior in priority to the Liens on the assets of the Obligors held by any other Person, and (c) the Second Lien Creditors shall not contest or oppose in any manner such financing or cash collateral use and shall be deemed to have waived any objections to such financing or cash collateral use, including by any objection alleging Obligors’ failure to provide “adequate protection” for the Liens of the Second Lien Creditors or otherwise, as long as (i) the Second Lien Creditors retain a Lien on the Collateral (including proceeds thereof arising after the commencement of such proceeding) with the same priority as existed prior to the commencement of the case under the Bankruptcy Code (subject to the Liens securing such financing as described above), (ii) the First Lien Creditors do not object to Second Lien Creditors receiving a replacement Lien on post-petition assets, with the same priority as existed prior to the commencement of the case under the Bankruptcy Code (provided that the inability of the Second Lien Creditors to receive a Lien on actions under Chapter 5 of the Bankruptcy Code or proceeds thereof shall not affect the agreements and waivers set forth in this clause (a)), (iii) the aggregate principal amount of loans and letter of credit accommodations outstanding under such post-petition financing, together with the principal amount of the pre-petition First Lien Loan Obligations, shall not exceed the Maximum First Lien Principal Amount, and (iv) such financing or use of cash collateral is subject to the terms of this Agreement.

(b)           Notwithstanding the foregoing provisions in this Section 7.2, in any Insolvency Proceeding, (i) if the First Lien Creditors (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing, the Second Lien Creditors may seek adequate protection in the form of a Lien on such additional collateral, which Lien, if granted, will be subordinate to the Liens securing the First Lien Loan Obligations and such DIP Financing on the same basis as the other Liens securing the Second Lien Loan Obligations are so subordinated under this Agreement (provided that any failure of the Second Lien Creditors to obtain such adequate protection shall not impair or otherwise affect the agreements, undertakings and consents of the Second Lien Creditors pursuant to Section 7.2(a)), and (ii) in the event one or more Second Lien Creditors seek or request such adequate protection in respect of Second Lien Loan Obligations and such adequate protection is granted in the form of a Lien on additional collateral , then each Second Lien Creditor agrees that the First Lien Agent may seek and obtain, and each Second Lien Creditor hereby consents to the granting of, a senior Lien on such additional collateral as security for the First Lien Loan Obligations and for any such DIP Financing provided by the First Lien Creditors and to any other Liens granted to the First Lien Creditors as adequate protection on the same basis as the other Liens securing the Second Lien Loan Obligations are subordinated under this Agreement.

(c)           The Second Lien Creditors may seek post-petition interest and/or adequate protection payments in any Insolvency Proceeding, and the First Lien Lenders may oppose such motions.

7.3          Sale of Collateral; Waivers.  The Second Lien Creditors agree that they will not object to or oppose a sale or other disposition of any assets securing the Obligations under the First Lien Loan Documents (or any portion thereof) free and clear of Liens or other claims under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if First Lien Creditors have consented to such sale or disposition of such assets, except that they may assert any such objection that could be asserted by an unsecured creditor.  The Second Lien Creditors waive any claim they may now or hereafter have arising out of the First Lien Creditors’ election in any proceeding instituted under Chapter 11 of the Bankruptcy Code of the application of Section 1111(b)(2) of the Bankruptcy Code.  The Second Lien Creditors agree not to initiate or prosecute or join with any other Person to initiate or prosecute any claim, action or other proceeding (i) challenging the enforceability of the First Lien Creditors’ claim as a fully secured claim with respect to all or part of the First Lien Loan Obligations, or opposing any action by the First Lien Creditors to enforce their rights or remedies relating under the First Lien Loan Documents, (ii) challenging the enforceability, validity, priority or perfected status of any Liens on assets securing the First Lien Loan Obligations under the First Lien Loan Documents, (iii) asserting any claims which the Obligors may hold with respect to the First Lien Creditors, (iv) seeking to lift the automatic stay to the extent that such action is opposed by the First Lien Agent, or (v) opposing a motion by the First Lien Agent to lift the automatic stay.

7.4          Invalidated Payments.  Subject to Section 2(e), to the extent that the First Lien Creditors receive payments on, or proceeds of Collateral for, the Obligations under the First Lien Loan Documents which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then to the extent of such payment or proceeds received, such Obligations, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by the First Lien Creditors.

7.5          Payments.  In the event of any Insolvency Proceeding involving one or more Obligors, subject to the Second Lien Creditors’ rights to receive post-petition interest and adequate protection payments (subject to the limitations set forth in Section 7.2(c)), all proceeds of Collateral shall be applied to the First Lien Loan Obligations until all First Lien Loan Obligations are Paid in Full before any

Distribution, whether in cash, securities or other property, shall be made to one or more Second Lien Creditors on account of any Second Lien Loan Obligations.

7.6          Notice of Claims.  The parties acknowledge and agree that (i) the claims and interests of the First Lien Creditors under the First Lien Loan Documents are substantially different from the claims and interests of the Second Lien Creditors under the Second Lien Loan Documents and (ii) such claims and interests should be treated as separate classes for purposes of Section 1122 of the Bankruptcy Code and, in any Insolvency Proceeding, the Second Lien Creditors will not make any assertion to the contrary or object to the assertion that the claims and interests of the First Lien Creditors under the First Lien Loan Documents are substantially different from the claims of the Second Lien Creditors under the Second Lien Loan Documents.

7.7          Rights as Unsecured Creditors.  The Second Lien Creditors may exercise rights and remedies as unsecured creditors against the Borrowers and other Obligors in accordance with the Second Lien Loan Documents and applicable law, in each case, in accordance with the terms of this Agreement, provided that any judgment lien on Collateral obtained by any Second Lien Creditor in respect of the Second Lien Loan Obligations shall be subject in all respects to this Agreement.

Section 8.              Miscellaneous.

8.1          Termination.  This Agreement shall terminate and be of no further force and effect upon either (a) the First Lien Loan Termination Date, or (b) Payment in Full of all of the Obligations (as defined in the Second Lien Loan Documents) and the termination or expiration of any commitment of the Second Lien Creditors under the Second Lien Loan Agreement.

8.2          Successors and Assigns.

(a)           This Agreement shall be binding upon each Secured Creditor and its respective successors and assigns and shall inure to the benefit of each Secured Creditor and its respective successors, participants and assigns.

(b)           Each Secured Creditor reserves the right to grant participations in, or otherwise sell, assign, transfer or negotiate all or any part of, or any interest in, their respective Obligations; provided that no Secured Creditor shall be obligated to give any notices to or otherwise in any manner deal directly with any participant in the Obligations and no participant shall be entitled to any rights or benefits under this Agreement, except through the Secured Creditor with which it is a participant.

(c)           In connection with any participation or other transfer or assignment, a Secured Creditor (i) may, subject to its respective Documents, disclose to such assignee, participant or other transferee or assignee all documents and information which such Secured Creditor now or hereafter may have relating to any Obligor or the Collateral and (ii) shall disclose to such participant or other transferee or assignee the existence and terms and conditions of this Agreement.

8.3          Notices.  All notices and other communications provided for hereunder shall be in writing and shall be mailed, sent by overnight courier, telecopied, or delivered, as follows:

(a)           if to any First Lien Creditor, to it at the following address:

c/o General Electric Capital Corporation, as First Lien Agent
299 Park Avenue
New York, New York 10171

Attention:  Penhall Account Manager
Telephone:  (646) 428-7000
Telecopier:  (646) 428-7398

with a copy to

General Electric Capital Corporation
201 Merritt 7
Norwalk, Connecticut 06840
Attention:  General Counsel – Global Sponsor Finance
Telephone:  (203) 956-4377
Telecopier:  (203) 956-4216

with a copy to

King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
Attention: Robert S. Finley
Telephone:  (212) 556-2142
Telecopier:  (212) 556-2222

(b)           if to Second Lien Agent, to it at the following address:

DEUTSCHE BANK TRUST

COMPANY AMERICAS
Global Credit Products
Leveraged Loan Portfolio

60 Wall Street NYC60-104

New York, New York 10005-2858

Attention: Jean Travis

Telephone: (212) 250-6158

Telecopier: (212) 797-5690

with a copy to:

Cahill Gordon & Reindel LLP
80 Pine Street

New York, New York 10005
Attention: William M. Hartnett
Telephone:  (212) 701-3000

Telecopier:  (212) 269-5420

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 8.3.  All such notices and other communications shall be effective (i) if sent by registered mail, return receipt requested, when received or three Business Days after mailing, whichever first occurs, (ii) if telecopied, when transmitted and a confirmation is received, provided the same is on a Business Day and, if not, on the next Business Day, or (iii) if delivered by messenger or overnight courier, upon delivery, provided the same is on a Business Day and, if not, on the next Business Day.

8.4          Counterparts.  This Agreement may be executed by the parties hereto in several counterparts, and each such counterpart shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

8.5          GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE.  THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  EACH OF THE PARTIES HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES AMONG THE PARTIES HERETO PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, PROVIDED, THAT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK.  EACH OF THE PARTIES HERETO EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.  EACH OF THE PARTIES HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO IT AT THE ADDRESS SET FORTH HEREIN, AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

8.6          MUTUAL WAIVER OF JURY TRIAL.  THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS RELATED THERETO.

8.7          Amendments.  No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Person from the terms hereof, shall in any event be effective unless it is in writing and signed by the Second Lien Agent and the First Lien Agent.  In no event shall the consent of any Obligor be required in connection with any amendment or other modification of this Agreement.

8.8          No Waiver.  No failure or delay on the part of any Secured Creditor in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.

8.9          Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.

8.10        Further Assurances.  Each of the Second Lien Creditors and the First Lien Agent agrees to cooperate fully with each other party hereto to effectuate the intent and provisions of this Agreement and, from time to time, to execute and deliver any and all other agreements, documents or instruments, and to take such other actions, as may be reasonably necessary or desirable to effectuate the intent and provisions of this Agreement.

8.11        Headings.  The section headings contained in this Agreement are and shall be without meaning or content whatsoever and are not part of this Agreement.

8.12        Lien Priority Provisions.  This Agreement and the rights and benefits hereunder shall inure solely to the benefit of the First Lien Creditors and the Second Lien Creditors and their respective successors and permitted assigns and no other Person (including the Obligors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert rights or benefits hereunder.  Nothing contained in this Agreement is intended to or shall impair the obligation of any Obligor to pay the Obligations as and when the same shall become due and payable in accordance with their respective terms, or to affect the relative rights of the creditors of any Obligor, other than First Lien Creditors and the Second Lien Creditors as between themselves.

8.13        Credit Analysis.  The Secured Creditors shall each be responsible for keeping themselves informed of (i) the financial condition of the Obligors and all other all endorsers, obligors and/or guarantors of the Obligations and (ii) all other circumstances bearing upon the risk of nonpayment of the Obligations.  No Secured Creditor shall have any duty to advise any other Secured Creditor of information known to it regarding such condition or any such other circumstances.  No Secured Creditor assumes any liability to any other Secured Creditor or to any other Person with respect to:  (a) the financial or other condition of Obligors under any instruments of guarantee with respect to the Obligations, (b) the enforceability, validity, value or collectibility of the Obligations, any Collateral therefor, or any guarantee or security which may have been granted in connection with any of the Obligations or (c) any Obligor’s title or right to transfer any Collateral or security.

8.14        Waiver of Claims.  To the maximum extent permitted by law, each party hereto waives any claim it might have against the any Secured Creditor with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the any party hereto or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Documents or any transaction relating to the Collateral.  None of the Secured Creditors, nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or, except as specifically provided herein, shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Obligor or any Secured Creditor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

8.15        Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of the Documents, the provisions of this Agreement shall govern.

8.16        Bankruptcy. This Agreement shall be applicable both before and after the filing of any petition by or against any Obligor under the Bankruptcy Code or any other Insolvency Proceeding and all converted or succeeding cases in respect thereof, and all references herein to any Obligor shall be deemed to apply to the trustee for such Obligor and such Obligor as a debtor-in-possession.  The relative rights of the First Lien Creditors and the Second Lien Creditors in or to any distributions from or in respect of any Collateral or proceeds of Collateral shall continue after the filing of such petition on the same basis as prior to the date of such filing, subject to any court order approving the financing of, or use of cash collateral by, any Obligor as debtor-in-possession.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

First Lien Agent:

GENERAL ELECTRIC CAPITAL CORPORATION, as First Lien Agent

By:	/s/ Gina Provenzale
Name: Gina Provenzale
Title: Its Duly Authorized Signatory

Second Lien Agent:

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Second Lien Agent

By:	/s/ Omayra Laucella
Name: Omayra Laucella
Title: Vice President

By:	/s/ Evelyn Lazala
Name: Evelyn Lazala
Title: Vice President

Each of the undersigned hereby acknowledges and agrees to the foregoing terms and provisions.

PENHALL INTERNATIONAL CORP.

By:	/s/ Jeffrey E. Platt
Name:	Jeffrey E. Platt
Title:	Vice President

PENHALL COMPANY

By:	/s/ Jeffrey E. Platt
Name:	Jeffrey E. Platt
Title:	Vice President

PENHALL LEASING, L.L.C.

By:	/s/ Jeffrey E. Platt
Name:	Jeffrey E. Platt
Title:	Vice President

BOB MACK CO., INC.

By:	/s/ Jeffrey E. Platt
Name:	Jeffrey E. Platt
Title:	Vice President

CAPITOL DRILLING SUPPLIES, INC.

By:	/s/ Jeffrey E. Platt
Name:	Jeffrey E. Platt
Title:	Vice President